Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267124

PROSPECTUS SUPPLEMENT NO. 20
(to Prospectus dated October 26, 2022)

D-WAVE QUANTUM INC.

COMMON SHARES
WARRANTS TO PURCHASE COMMON SHARES
COMMON SHARES UNDERLYING EXCHANGEABLE SHARES
COMMON SHARES UNDERLYING D-WAVE OPTIONS
COMMON SHARES UNDERLYING D-WAVE WARRANTS
COMMON SHARES UNDERLYING WARRANTS

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of October 26, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-267124).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 2, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of common stock, par value $0.0001 (“Common Shares”), and warrants to purchase Common Shares (“Warrants”), each whole Warrant exercisable for 1.4541326 Common Shares at an exercise price of $11.50, are listed on the New York Stock Exchange (the “NYSE”) under the symbols “QBTS” and “QBTS.WT,” respectively. On June 1, 2023, the last reported sales prices for the Common Shares and Warrants on the NYSE were $1.51 and $0.14, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 50 of the Prospectus for a discussion of applicable information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 2, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2023

D-Wave Quantum Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41468	88-1068854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3033 Beta Avenue
Burnaby, British Columbia
Canada
V5G 4M9
(Address of principal executive offices)

(604) 630-1428
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QBTS	New York Stock Exchange
Warrants, each whole warrant exercisable for 1.4541326 shares of common stock at an exercise price of $11.50	QBTS.WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 26, 2023, D-Wave Quantum Inc. (the "Company") and its subsidiaries (collectively, the "Loan Parties"), entered into a Consent and Waiver Agreement (the “Consent and Waiver Agreement”) with PSPIB Unitas Investments II Inc. (“PSPIB”) relating to the Loan and Security Agreement dated as of April 13, 2023, by and among the Loan Parties and PSPIB (the “Term Loan”), extending the delivery date for some post-closing deliverables under the Term Loan.

Under the Term Loan, the Account Control Agreements (as defined in the Consent and Waiver Agreement) were to be delivered no later than thirty days following the advance of Loan A (as defined in the Term Loan), the IP Valuation Report (as defined in the Consent and Waiver Agreement) was to be delivered no later than forty five days following April 13, 2023 (the “Closing Date”) and the Advisor’s Recommendation (as defined in the Consent and Waiver Agreement) was to be delivered no later than forty five days following the Closing Date.

Under the Consent and Waiver Agreement, PSPIB agreed to extend the delivery date of the Account Control Agreements to June 9, 2023, the delivery date of the IP Valuation Report to June 16, 2023 (with a summary report being sufficient on such date and the final detailed report to be provided within the following week) and the delivery date of the Advisor’s Recommendation to June 9, 2023.

The above description of the material terms of the Consent and Waiver Agreement is qualified in its entirety by the Consent and Waiver Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Consent and Waiver Agreement, dated as of May 26, 2023, by and among PSPIB Unitas Investments II Inc. and D-Wave Quantum Inc. and its subsidiaries.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D-Wave Quantum Inc.

Dated: June 2, 2023	By:	/s/ Alan Baratz
	Name:	Alan Baratz
	Title:	President & Chief Executive Officer

Exhibit 10.1

CONSENT AND WAIVER AGREEMENT

THIS CONSENT AND WAIVER AGREEMENT (this “Consent and Waiver Agreement”) is made effective as of May 26, 2023.

AMONG:

(1)	D-WAVE QUANTUM INC., a Delaware corporation (the “Borrower”);

(2)	D-WAVE SYSTEMS INC., a British Columbia corporation (“D-Wave Systems”);

(3)	D-WAVE US INC., a Delaware corporation (“D-Wave US”);

(4)	D-WAVE GOVERNMENT INC., a Delaware corporation (“Government”);

(5)	D-WAVE COMMERCIAL INC., a Delaware corporation (“Commercial”);

(6)	D-WAVE INTERNATIONAL INC., a Canadian corporation (“International”);

(7)	D-WAVE QUANTUM SOLUTIONS INC., a Canadian corporation (“DQSI”);

(8)	OMNI CIRCUIT BOARDS LTD., a British Columbia corporation (“Omni”)

(9)	DPCM CAPITAL, INC., a Delaware corporation (“DPCM”)

(10)	1372929 B.C. LTD., a British Columbia corporation (“1372929”)

(11)	1372934 B.C. LTD., a British Columbia corporation (“1372934”)

(12)	DWSI CANADA HOLDINGS ULC, a British Columbia corporation (“DWSI”)

(13)
D-WAVE QUANTUM TECHNOLOGIES INC., a British Columbia corporation (“D-Wave Quantum” and, together with D-Wave Systems, D-Wave US, Government, Commercial, International, DQSI, Omni, DPCM, 1372929, 1372934 and DWSI, the “Guarantors”, and each, a “Guarantor”); and

(14)	PSPIB UNITAS INVESTMENTS II INC. (the “Lender”).

WHEREAS:

A.
The Borrower, as borrower, and the Guarantors, as guarantors, and the Lender, as lender and collateral agent, are party to a loan and security agreement dated as of April 13, 2023 (the “Loan Agreement”).

B.
Section 3.3(a)(iv) of the Loan Agreement provides that the Borrower shall use reasonable commercial efforts to provide the Lender, in its capacity as collateral agent, with an Account Control Agreement from any applicable depository institution for each Borrower’s deposit accounts in form and substance reasonably acceptable to the Lender (the “Account Control Agreements”) as soon as reasonably practicable, but in no event later than thirty (30) days following the advance of Loan A.

2
C.
Section 6.10(b) of the Loan Agreement provides that the Borrower shall deliver to the Lenders an IP valuation report (the “IP Valuation Report”), prepared by management and a third party IP consultant reasonably acceptable to the Lenders for the purposes of valuing the intellectual property included in the Collateral no later than 45 days after the Closing Date.

D.
Section 6.10(c) of the Loan Agreement provides that the Advisor shall deliver to the Board of Directors and the Lender a recommendation regarding a long term liquidity plan and certain other matters (with any such long term liquidity plan to reflect a cash flow breakeven within eight quarters) (the “Advisor’s Recommendation”) no later than 45 days after the Closing Date.

E.
The Borrower has requested that the Lender consent to extend the Account Control Agreements delivery date to June 9, 2023, the IP Valuation Report delivery date to June 16, 2023 and the Advisor’s Recommendation delivery date to June 9, 2023, and the Lender has agreed to consent to such extensions on the terms and conditions set forth herein.

F.	All capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Loan Agreement.

NOW THEREFORE, in connection with the foregoing, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, and subject to the terms set out herein, the parties hereto agree as follows:

1.	The Lender agrees to extend:

(a)	the Account Control Agreements delivery date to June 9, 2023;

(b)	the IP Valuation Report delivery date to June 16, 2023, with a summary report being sufficient on such date, with the final detailed report to be provided within the following week; and

(c)	the Advisor’s Recommendation delivery date to June 9, 2023.

2.
For certainty, the consent and waiver provided in Section 1 hereof are provided solely in respect of the Account Control Agreements delivery date, the IP Valuation Report delivery date and the Advisor’s Recommendation delivery date and no other obligation, requirement or right of the Lender under the Loan Agreement is being waived or affected and all of the terms of the Loan Agreement and all other Loan Documents shall remain in full force and effect.  The Lender expressly reserves all rights, powers and discretions which it may have under the Loan Agreement or any other Loan Document.

3
3.	This Consent and Waiver Agreement constitutes a Loan Document for the purposes of the Loan Agreement.

4.	Time is of the essence of this Consent and Waiver Agreement.

5.	This Consent and Waiver Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

6.
This Consent and Waiver Agreement is governed by and will be construed in accordance with the laws of the State of New York. Section 15 of the Loan Agreement applies to this Consent and Waiver Agreement (mutatis mutandis).

7.
This Consent and Waiver Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original and all of which will constitute together the one and the same agreement.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals as of the day and year first above written.

BORROWER:

D-WAVE QUANTUM INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President & CEO

GUARANTORS:

D-WAVE SYSTEMS INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President

D-WAVE US INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President

D-WAVE GOVERNMENT INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President

D-WAVE COMMERCIAL INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President

D-WAVE INTERNATIONAL INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President

Signature Page - Consent

D-WAVE QUANTUM SOLUTIONS INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President

OMNI CIRCUIT BOARDS LTD.

By:	/s/ Victoria Brydon
Name:	Victoria Brydon
Title:	Secretary

DPCM CAPITAL, INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President

1372929 B.C. LTD.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President

1372934 B.C. LTD.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President

DWSI CANADA HOLDINGS ULC

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President

D-WAVE QUANTUM TECHNOLOGIES INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President

Signature Page - Consent

LENDER AND COLLATERAL AGENT:

PSPIB UNITAS INVESTMENTS II INC.

By:	/s/ Jonathan Ostrzega

Name:	Jonathan Ostrzega
Title:	Authorized Signatory

By:	/s/ Michael Larkin

Name:	Michael Larkin
Title:	Authorized Signatory

Signature Page - Consent